Exhibit 99.1

IR BioSciences Appoints Celgene Executive Dr. Robert Hariri to its Board of Directors

SCOTTSDALE, Ariz -- IR BioSciences Holdings, Inc. (OTC Bulletin Board: IRBO) announced today that it has appointed Robert J. Hariri, M.D., Ph.D. to its Board of Directors. Dr. Hariri is the Chief Executive Officer, of Celgene Cellular Therapeutics, a division of Celgene Corp. (NASDAQ:CELG), a world leader in human cellular and tissue therapeutics and a company with a market capitalization of more than $21 Billion. Dr. Hariri is a highly successful entrepreneur, has extensive experience in the capital markets and in developing start-up companies into highly successful commercial operations. He also has been extensively published in leading medical and scientific publications. This year he was named the National Multiple Sclerosis Pharmaceutical Executive of the Year. Last year, he was the recipient of the Thomas Alva Edison Patent Award. He has also received many other awards for his medical and entrepreneurial accomplishments.

Dr. Hariri has been CEO of a division of Celgene since 2005. Previously, he had been President of the division from 2002 to 2005. The division focuses on human stem and biomaterial solutions for a range of clinical indications. Prior to joining Celgene, Dr. Hariri was Founder, Chairman and Chief Scientific Officer for Anthrogenesis Corp./LIFEBANK, Inc., a New Jersey-based privately held biomedical technology and service corporation involved in umbilical cord blood banking and its supporting technology platform. LIFEBANK is one of the largest cord blood bank companies and is recognized as a technological leader in the industry.

“I am delighted to welcome such an accomplished and experienced executive to our Board of Directors,” said IR BioSciences’ CEO Michael Wilhelm. “It is not often that an emerging biotechnology company can attract a prominent executive such as Dr. Hariri to support its development activities. I look forward to working closely with him as we continue the development of Radilex™, Viprovex™ and other programs.”

From 1987 to 1994, he was Co-founder, Vice Chairman and Chief Scientific Officer of Neuordynamics, a privately held medical device and technology corporation. While there, he led the design, testing and development of several medical device technologies. He also arranged and negotiated initial private seed investment and private placement with Johnson & Johnson, Inc.

Dr. Hariri has held academic positions at Cornell University Medical College Cornell University Graduate School of Medical Sciences. He has also played a prominent medical role at Cornell University Medical College, The New York Hospital-Cornell Medical Center and The Jamaica Hospital-Cornell Trauma Center. While at Cornell, he was the Director of The Center for Trauma Research.

He received his Medical Degree and Ph.D from Cornell University and was awarded a Bachelor of Arts Degree from Columbia College.

About ImmuneRegen BioSciences, Inc.

IR BioSciences Holdings Inc., through its wholly owned subsidiary ImmuneRegen BioSciences, Inc., is a development stage biotechnology company focused on the research and development of Homspera(TM) and its derivatives Radilex(TM) and Viprovex(TM), which are designed to be used as countermeasures for multiple homeland security bioterrorism threats. Homspera is derived from modified Substance P, a naturally occurring peptide immunomodulator and homeostatic compound with the dual effect of improving pulmonary function and the stimulation of the human immune system. For more information, please visit the company's website at www.immuneregen.com.

Statements about the Company's future expectations, including statements about the potential for the Company's drug candidates, science and technology, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. The Company's actual results could differ materially from expected results as a result of a number of factors, including the fact that preliminary results involved only a small number of test mice, the subsequent investigations were limited in scope, the uncertainties inherent in research and development collaborations, pre- clinical and clinical trials and product development programs, (including, but not limited to the fact that future results or research and development efforts may prove less encouraging than current results or cause side effects not observed in current pre-clinical trials) the evaluation of potential opportunities, the level of corporate expenditures and monies available for further studies, capital market conditions, and others set forth in the Company's periodic report on Form 10-QSB for the three months ended September 30, 2006 and on Form 10-KSB for the twelve months ended December 31, 2006 as filed with the Securities and Exchange Commission. There are no guarantees that any of the Company's proposed products will prove to be commercially successful. The Company undertakes no duty to update forward- looking statements. Contact:

MEDIA CONTACT:
W. Jason Grimley
Spelling Communications
310-477-9500
jgrimley@spellcom.com

INVESTOR CONTACT:
Josh Reynolds
CEOcast, Inc.
212-732-4300
jreynolds@ceocast.com

IN-HOUSE INVESTOR CONTACT:
Bill Lane
ImmuneRegen BioSciences, Inc.
480-922-3926
blane@immuneregen.com